Exhibit 99.1

Wilhelmina International, Inc. Reports Third Quarter 2009 Financial Results

DALLAS, Nov. 17 /PRNewswire-FirstCall/ -- Wilhelmina International, Inc. (OTC Bulletin Board: WHLM) (the “Company”) today reported total revenues of $9.4 million and $22.8 million during the three and nine months ended September 30, 2009, respectively, compared to $0 during the three and nine months ended September 30, 2008.

The net loss applicable to common stockholders was $328,000 or $0.00 per fully diluted share and $1.9 million or $0.02 per fully diluted share, for the three and nine months ended September 30, 2009, respectively, compared to a net loss of $21,000 or $0.00 per fully diluted share and $48,000 or $0.00 per fully diluted share during the three and nine months ended September 30, 2008.

 The net loss for the three months ended September 30, 2009 includes before tax charges of $490,000 for amortization of intangible assets and depreciation, $276,000 for corporate overhead and $13,000 for acquisition transaction costs.  The net loss for the nine months ended September 30, 2009 includes before tax charges of $1.2 million for amortization of intangible assets and depreciation, $885,000 for corporate overhead and $673,000 for acquisition transaction costs.

The Company completed the acquisition of Wilhelmina International, Ltd. and affiliated companies (collectively, the “Wilhelmina Companies”) on February 13, 2009 and, therefore, recorded revenues and expenses of the Wilhelmina Companies for the period from February 13, 2009 through September 30, 2009, in its statements of operations for the three and nine months ended September 30, 2009.

In an effort to provide investors with additional information regarding the Company’s results of operations, the Company is disclosing the unaudited pro forma financial information and discussion below relating solely to the Wilhelmina Companies, which does not take into account any amounts attributable to the Company’s operations at the holding company level during such periods, including corporate overhead, amortization of intangibles, acquisition transaction costs and interest expense and income.  Certain adjustments have been made to the historical information for the three and nine months ended September 30, 2008 to adjust for expenses incurred by the Wilhelmina Companies in connection with the acquisition of the Wilhelmina Companies. Such information and discussion should be read in conjunction with the Unaudited Interim Condensed Consolidated Financial Statements of the Company and the notes thereto included in the Company’s Form 10-Q for the period ended September 30, 2009 and Form 10-K for the period ended December 31, 2008, as amended.  The unaudited pro forma information and discussion below is not necessarily indicative of the current or future financial position or operating results of the Company.

The following table provides unaudited pro forma financial information (in thousands), with adjustments as discussed above, relating solely to the Wilhelmina Companies for the three and nine months ended September 30, 2009 and 2008, as if the acquisition had occurred at the beginning of the respective periods and was consummated on the same terms.

	Three months ended September 30		Nine months ended September 30
	2009	2008	2009	2008

Total revenues	$9,385	$10,119	$27,244	$30,267
Model costs	6,527	7,152	19,092	20,945
Revenues net of model costs	2,858	2,967	8,152	9,322

Operating expenses:
Salaries and service costs	1,756	1,970	5,493	5,502
Office and general expenses	629	541	1,866	1,885
Pro forma operating income	$473	$456	$793	$1,935

During the three months ended September 30, 2009, gross billings, which represent amounts billed to customers and are an important business metric that ultimately drives revenues, profits and cash flows, of the Wilhelmina Companies decreased $1.9 million, or 15.8%, to $10.0 million, compared to $11.9 million during the three months ended September 30, 2008.  During the nine months ended September 30, 2009, gross billings decreased $4.3 million, or 12.6%, to $29.7 million, compared to $34.0 million during the nine months ended September 30, 2008. The Wilhelmina Companies experienced decreases in gross billings year-over-year across its core modeling business as a result of a decrease in spending by its clients due to the worldwide economic recession.

During the three months ended September 30, 2009, revenues net of model costs of the Wilhelmina Companies decreased $109,000, or 3.6%, to $2.9 million, compared to $3.0 million during the three months ended September 30, 2008. During the three months ended September 30, 2009, revenues net of model costs included the recognition of certain revenues deferred in prior periods which somewhat offset the impact on revenues net of model costs from the $1.9 million, or 15.8%, decline in gross billings for the quarter ended September 30, 2009 as compared to the quarter ended September 30, 2008. During the nine months ended September 30, 2009, revenues net of model costs of the Wilhelmina Companies decreased approximately $1.1 million, or 12.5%, to $8.2 million, compared to $9.3 million during the nine months ended September 30, 2008.  During the three months ended September 30, 2009, pro forma operating income increased $17,000, or 3.7%, to $473,000 compared to operating income of $456,000 during the three months ended September 30, 2008.  During the nine months ended September 30, 2009, pro forma operating income decreased $1.2 million, or 59.0%, to $793,000 compared to operating income of $1.9 million during the nine months ended September 30, 2008.

The increase in pro forma operating income during the three months ended September 30, 2009 as compared to the three months ended September 30, 2008 was mostly attributable to the recognition of certain revenues deferred in prior periods and a decrease in travel related cost incurred by employees.  The decline in pro forma operating income during the quarter ended September 30, 2009 as compared to the quarter ended September 30, 2008 was caused by a decline in revenues in the core modeling business which was attributable to decreased spending by the clients of the Wilhelmina Companies due to the worldwide economic recession.  Pro forma operating income for the three months ended September 30, 2009 improved sequentially compared to the prior three month periods ended June 30 and March 31, 2009.

During the three months ended September 30, 2009, gross billings for the Wilhelmina Companies’ core modeling business decreased by a lesser percentage than experienced in the preceding three months ended June 30, 2009.  Likewise, the gross billings for the Wilhelmina Companies’ core modeling business decreased by a lesser percentage during the three months ended June 30, 2009 than experienced in the preceding three months ended March 31, 2009.  During the nine months ended September 30, 2009, the important Men’s division and Women’s division gross billings declined less than the total decline in gross billings of the Wilhelmina Companies.  Other areas of strength have been the Artist division and substantially improved results at the Miami division.  In the face of year-to-date revenue declines, the Wilhelmina Companies have focused on managing operating costs and maintaining profitable results.

In a further effort to provide investors with additional information regarding the Company’s results of operations, the Company is disclosing Adjusted EBITDA, which is computed as operating income (loss) before depreciation and amortization, corporate overhead at the holding company level and acquisition transaction costs.  Adjusted EBITDA is a non-GAAP financial measure, defined as a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with United States generally accepted accounting principles (“GAAP”) in a company’s statements of operations, balance sheets or statements of cash flows.  Pursuant to the requirements of Regulation G, the Company provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

Although Adjusted EBITDA represents a non-GAAP financial measure, the Company considers Adjusted EBITDA to be a key operating metric of the Company’s business, and uses Adjusted EBITDA in its planning and budgeting processes and to monitor and evaluate its financial and operating results.  The Company believes that Adjusted EBITDA is useful to investors because it provides an analysis of financial and operating results using the same measure that the Company uses in evaluating itself.  The Company believes that Adjusted EBITDA also provides stockholders and potential investors with a means to evaluate the Company’s financial and operating results against other companies within the Company’s industry.  However, the Company’s calculation of Adjusted EBITDA may not be consistent with the calculation of this measure by other companies in the Company’s industry.

Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to operating income (loss) as an indicator of our operating performance or cash flows from operating activities, as a measure of liquidity or any other measure of performance derived in accordance with GAAP.

The following table reconciles operating loss under GAAP (in thousands) to Adjusted EBITDA for the three and nine months ended September 30, 2009 and 2008.

	Three months ended September 30		Nine months ended September 30
	2009	2008	2009	2008

Operating loss	$(306)	$(81)	$(1,850)	$(271)

Add: Corporate overhead	276	81	885	271

Add: Amortization of intangible assets and depreciation	490	-	1,225	-

Add: Acquisition transaction costs	13	-	673	-

Adjusted EBITDA	$473	$-	$933	$-

Corporate and other

During the three months ended September 30, 2009, the Company entered into a consulting agreement with a former seller of the Wilhelmina Companies which has an annual cost of $150,000.  Prior to entering into the consulting agreement, the former seller was employed by the Company and assisted with the transition to the new management team. The Company incurred compensation and consulting expenses with the former seller totaling approximately $33,000 and $80,000 for the three and nine months ended September 30, 2009, respectively. These costs have been classified as corporate overhead.

For the three months ended September 30, 2009, acquisition transaction cost of $13,000 relates to the retention of RSM McGladrey, Inc. (“McGladrey”) for the purpose of making a final determination as to the purchase price adjustment relating to the acquisition of the Wilhelmina Companies.  The purchase price for the acquired Wilhelmina Companies is subject to post-closing downward adjustment, which may be effected against a total of 19.2 million shares of the Company’s common stock (the “Restricted Shares”) that are being held in escrow pursuant to the Acquisition Agreement.  As of November 13, 2009, the Company had 129.4 million shares of common stock outstanding, including the 19.2 million Restricted Shares that are being held in escrow.  The Company anticipates that McGladrey will make its final determination during the fourth quarter of fiscal 2009.

As of December 31, 2008, the Company had a federal income tax loss carryforward of approximately $13.4 million, which begins expiring in 2019.  Realization of the Company’s carryforwards is dependent on future taxable income and capital gains.  A valuation allowance has been recorded to reflect the tax effect of the net loss carryforwards not used to offset a portion of the deferred tax liability resulting from the Wilhelmina acquisition.

As of September 30, 2009, the Company’s total shareholders’ equity was $21.0 million.

Cash, borrowing and other

As of September 30, 2009, the Company had cash and cash equivalents of $949,000.   As of September 30, 2009, the Company had a bank credit facility with borrowings on a revolving line of credit of $2.0 million and a term note of $96,000.  The line of credit has expired and the Company is currently negotiating with the bank to further extend the maturity date.  The bank has not requested repayment of the line and the Company has continued to finance its operations using this revolving line of credit.

Form 10-Q Filing

Additional information concerning the Company’s third quarter results of operations and financial position is included in the Company’s Form 10-Q for the quarter ended September 30, 2009 which will be filed today with the Securities and Exchange Commission. A copy of the Company’s 10-Q filing will be available on our website at www.wilhelmina.com.

Forward-Looking Statements

This report contains certain “forward-looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995 and information relating to the Company and its subsidiaries that are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management.  When used in this report, the words “anticipate”, “believe”, “estimate”, “expect” and “intend” and words or phrases of similar import, as they relate to the Company or its subsidiaries or Company management, are intended to identify forward-looking statements.  Such statements reflect the current risks, uncertainties and assumptions related to certain factors including, without limitation, the Company’s success in integrating the operations of the Wilhelmina Companies in a timely manner, or at all, the Company’s ability to realize the anticipated benefits of the Wilhelmina Companies to the extent, or in the timeframe, anticipated, competitive factors, general economic conditions, the interest rate environment, governmental regulation and supervision, seasonality, changes in industry practices, one-time events and other factors described herein and in other filings made by the Company with the SEC.  Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.  The Company does not intend to update these forward-looking statements.

About Wilhelmina International, Inc. and Wilhelmina Artist Management (www.wilhelmina.com):

Through Wilhelmina Models and its other subsidiaries including Wilhelmina Artist Management, Wilhelmina International, Inc. provides traditional, full-service fashion model and talent management services, specializing in the representation and management of leading models, entertainers, artists, athletes and other talent to various customers and clients including retailers, designers, advertising agencies and catalog companies. Wilhelmina Models was founded in 1967 by Wilhelmina Cooper, a renowned fashion model, and is one of the oldest and largest fashion model management companies in the world. Wilhelmina Models is headquartered in New York and, since its founding, has grown to include operations located in Los Angeles and Miami, as well as a growing network of licensees comprising leading modeling agencies in various local markets across the U.S.

Contact:

    John Murray
    Chief Financial Officer
    Wilhelmina International, Inc.
    214-661-7480
    john.murray@wilhelmina.com

SOURCE Wilhelmina International, Inc.

Website: http://www.wilhelmina.com